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                                                                       EXHIBIT 5

                                 Law Offices of
                                  BRUCE R.THAW
                                 45 Banfi Plaza
                           Farmingdale, New York 11735
                                 (516) 752-1760

                                            November 30, 1999

Information Resource Engineering, Inc.
8029 Corporate Drive
Baltimore, MD 21236

To whom it may concern:

     I have examined the Registration Statement on Form S-8 to be filed by Information Resource Engineering, Inc. (the "Company") with the Securities and Exchange Commission on or about November 30, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 600,000 shares of the Company's common stock, $.01 par value (the "Shares"), issue upon (1) the exercise of options granted or to be granted under the Company's 1999 Employee Stock Option Plan or under Company's Non-Employee Director Stock Option Plan or (2) the award of stock bonus granted or to be granted under the Company's 1999 Stock Bonus Plan (the "Plans") including all exhibits to the Registration Statement.

     It is my opinion that the Shares, when issued and sold or awarded in the manner referred to in the Plans and the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.



                                                          Very truly yours,

                                                          /s/ Bruce R. Thaw

                                                          BRUCE R. THAW